Exhibit 99.1

ALTICE USA DECLARES ONE-TIME CASH DIVIDEND

NEW YORK (May 14, 2018) - The Board of Directors of Altice USA, Inc. (“Altice USA”, NYSE: ATUS) today declared a one-time cash dividend of $2.035 per share of Altice USA Class A common stock and Class B common stock. The dividend is payable to stockholders of record at the close of business on May 22, 2018.

On January 8, 2018 Altice N.V. (“Altice NV”, Euronext: ATC, ATCB), the majority stockholder of Altice USA, announced that its Board of Directors had approved plans for the separation of Altice USA from Altice NV.  Altice NV aims to complete the proposed transaction in June 2018 following receipt of regulatory approvals and Altice NV shareholder approval. The payment date for the one-time cash dividend Altice USA declared today will be two business days prior to the separation date. The specific dividend payment date will be announced when the separation date is established.

For U.S. federal income tax purposes, Altice USA estimates that approximately 78.6% ($1.60) of the one-time cash dividend will be treated as a taxable dividend based on Altice USA’s estimated earnings and profits and the remaining 21.4% ($0.435) will be treated as a return of capital to stockholders, to the extent of the stockholder’s tax basis in the shares, with any excess generally treated as a capital gain. These preliminary estimates are based on currently available information and are subject to change.  Additional information about the tax treatment of the one-time cash dividend, including the actual amount treated as a taxable dividend, will be made available at the investor relations page of the Altice USA website, www.alticeusa.com.  The actual amount treated as a taxable dividend to Altice USA stockholders may differ materially from these estimates due to finalization of Altice USA’s results and other developments that may arise between now and the time such information is required to be made available.  The final determination of the actual amount treated as a taxable dividend and return of capital will be based on Altice USA’s 2018 full year earnings and profits which are expected to be finalized in January 2019.

If the Master Separation Agreement to be entered into by Altice NV and Altice USA in connection with the separation of Altice USA from Altice NV is terminated on or prior to the payment date of the dividend, the payment of the one-time cash dividend will not occur.  Because the payment of the dividend is subject to a condition, as required by New York Stock Exchange (“NYSE”) rules, Altice USA’s Class A common stock will trade with “due-bills” representing an assignment of the right to receive the cash dividend beginning on May 21, 2018 (one business day prior to the record date) through the payment date and will not trade ex-dividend until the first business day after the payment date.  Stockholders who sell their shares of Altice USA Class A common stock on or before the payment date will not be entitled to receive the cash dividend.

Due-bills obligate a seller of shares of stock to deliver the dividend payable on such shares to the buyer.  The due-bill obligations are settled customarily between the brokers representing the buyers and sellers of the stock.  Altice USA has no obligation for either the amount of the due-bill or the processing of the due-bill.  Buyers and sellers of Altice USA’s Class A common stock should consult their broker before trading in Altice USA’s Class A common stock to be sure they understand the effect of the NYSE’s due-bill procedures.

The aggregate cash dividend payment to holders of an odd number of shares of common stock of Altice USA will be rounded up to the nearest whole cent.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute forward-looking statements. These forward-looking statements include, but are not limited to, all statements other than statements of historical facts contained in this presentation, including, without limitation, those regarding Altice USA’s intentions, beliefs or current expectations concerning, among other things: Altice USA’s future financial conditions and performance, results of operations and liquidity; Altice USA’s strategy, plans, objectives, prospects, growth, goals and targets; and future developments in the markets in which Altice USA participates or is seeking to participate. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believe”,

“could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “plan”, “project” or “will” or, in each case, their negative, or other variations or comparable terminology. Where, in any forward-looking statement, Altice USA expresses an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will be achieved or accomplished. To the extent that statements in this press release are not recitations of historical fact, such statements constitute forward-looking statements, which, by definition, involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements including risks referred to in Altice USA’s annual and quarterly reports.

Contacts

Head of Investor Relations
Nick Brown: +41 79 720 15 03 / nick.brown@altice.net

Head of Communications Altice USA
Lisa Anselmo: +1 929 418 4362 / lisa.anselmo@alticeusa.com

About Altice USA

Altice USA (NYSE: ATUS) is one of the largest broadband communications and video services providers in the United States, delivering broadband, pay television, telephony services, proprietary content and advertising services to approximately 4.9 million Residential and Business customers across 21 states through its Optimum and Suddenlink brands.